Independent Auditors' Consent


The Board of Directors
Varner Technologies, Inc. and subsidaries:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the proxy statement - prospectus.

Our report dated May 1, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise sustantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainity.



St. Louis, Missouri                                                 /S/ KPMG LLP

February 13, 2001